News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS ANNOUNCES LEADERSHIP TRANSITION

Philadelphia, PA - July 23, 2015. Crown Holdings, Inc. (NYSE: CCK) today announced that John W. Conway, 70, has informed the Board of Directors of his decision to retire from his role as Chief Executive Officer, after 40 years with the Company, effective January 1, 2016. The Board has elected Timothy J. Donahue, 52, who has been with the Company for 25 years, to assume the position of President and Chief Executive Officer effective January 1, 2016.

Mr. Donahue currently serves as the Company’s President and Chief Operating Officer, a position he has held since 2013. Prior to that, Mr. Donahue served as Executive Vice President and Chief Financial Officer from 2008 to 2013, as Senior Vice President - Finance from 2000 to 2008 and as the Company's Vice President - Corporate Controller from 1991 to 2000. Mr. Conway has agreed to remain on the Board and will continue to serve as non-executive Chairman of the Board after his retirement. Additionally, the Board has elected Mr. Donahue as a member of the Board, effective today.

Mr. Conway commented, “I am proud of what we have accomplished at Crown and I am confident that Crown is well positioned for the future. Tim is ideally suited to succeed me as Chief Executive Officer. He has an intimate understanding of the Company and has gained valuable experience serving as both Chief Financial Officer and Chief Operating Officer. We will continue to work closely together to ensure a smooth transition. I look forward to continuing my service on Crown’s Board as non-executive Chairman.”

Mr. Donahue commented, “I am honored to have the opportunity to serve as Crown’s Chief Executive Officer and excited to lead our efforts to build on the foundation John and the entire executive team have put in place. I look forward to working with our dedicated employees throughout the world to improve on our strengths, such as our broad and diversified product portfolio, global leadership positions, strong customer base, technological leadership and commitment to sustainability.”

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of Crown to differ are discussed under the caption "Forward Looking Statements" in Crown's Form 10-K Annual Report for the year ended December 31, 2014 and in subsequent filings made prior to or after the date hereof. Crown does not intend to review or revise any particular forward-looking statement in light of future events.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

About Crown Holdings, Inc.
Headquartered in Philadelphia, PA, Crown Holdings, Inc. is a leading manufacturer of packaging products for consumer marketing companies around the world. Crown makes a wide range of metal packaging for food, beverage, household and personal care and industrial products and metal vacuum closures and caps. For more information, visit www.crowncork.com.

For more information, contact:
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720.